Exhibit 99.1

INOVALON ANNOUNCES APPOINTMENT OF ERON S. KELLY AS CORPORATE PRESIDENT

Seasoned Executive Focused on Global Cloud Business Growth at Amazon and Microsoft Joins Inovalon

BOWIE, Md. – June 28, 2021 – Inovalon (Nasdaq: INOV), a leading provider of cloud-based platforms empowering data-driven healthcare, today announced the appointment of Eron S. Kelly as its Corporate President. Mr. Kelly brings more than 20 years of experience in global software and cloud-based technology growth as a seasoned executive leader at Amazon and Microsoft.

As Inovalon’s Corporate President, Mr. Kelly will be responsible for the management, operation, and results of the Company’s multiple business units, their respective growth, product offerings, value achievement, and performance, as well as related support of customer and strategic relationships, total customer experience, and industry leadership.

“Eron has an impressive track record of executing on the many elements of large-scale go-to-market strategies and resulting growth of cloud-based solutions that makes him very well-suited to help lead Inovalon as we see increasingly significant opportunities both in the United States and globally,” said Keith Dunleavy, M.D., Inovalon’s chief executive officer and chairman of the board. “Eron’s considerable expertise and experience coupled with a proven track record of success with an in-depth understanding of software technologies, cloud-based offerings, sales, and the total customer experience on a global scale are tremendous additions to our team.”

Prior to joining Inovalon, Mr. Kelly was an executive at Amazon where he served as the General Manager of World-Wide Product Marketing for Amazon Web Services (AWS) for more than 40 services across six major categories including Compute, Storage, Hybrid Cloud, Networking and Global Infrastructure, Business Applications and End User Computing. Prior to joining Amazon in 2017, Mr. Kelly served as the General Manager and World-Wide Sales Leader at Microsoft for their cloud-based Office 365 suite where he was responsible for the go-to-market strategy, sales execution, and global growth results, successfully increasing enterprise sales from $3 billion to $7 billion over a three-year period.

“I am very excited to join the strong team at Inovalon on its mission to be the industry leader empowering data driven healthcare,” said Kelly. “Inovalon’s advanced analytics, connectivity, and market-leading data set are a powerful combination that today is enabling meaningful transformation in healthcare outcomes and economics. The impact of data on healthcare has reached a tipping point, and I am thrilled to be coming on board during this important time.”

Prior to joining Microsoft in 2000, Mr. Kelly served as an officer in the United States Air Force as a Program Manager, Materials Directorate, at the Air Force Research laboratory in Dayton, Ohio. He graduated cum laude with a Bachelor of Science in Electrical Engineering from Princeton University, and received a master’s in business administration from Harvard Business School.

About Inovalon

Inovalon is a leading provider of cloud-based platforms empowering data-driven healthcare. Through the Inovalon ONE® Platform, Inovalon brings to the marketplace a national-scale capability to interconnect with the healthcare ecosystem, aggregate and analyze data in real time, and empower the application of resulting insights to drive meaningful impact at the point of care. Leveraging its Platform, unparalleled proprietary datasets, and industry-leading subject matter expertise, Inovalon enables better care, efficiency, and financial performance across the healthcare ecosystem. From health plans and provider organizations, to pharmaceutical, medical device, and diagnostics companies, Inovalon’s unique achievement of value is delivered through the effective progression of “Turning Data into Insight, and Insight into Action®.” Supporting thousands of customers, including all 25 of the top 25 U.S. health plans, all 25 of the top 25 global pharma companies, 24 of the top 25 U.S. healthcare provider systems, and many of the leading pharmacy organizations, device manufacturers, and other healthcare industry constituents, Inovalon’s technology platforms and analytics are informed by data pertaining to more than one million physicians, 580,000 clinical facilities, 336 million Americans, and 62 billion medical events. For more information, visit www.inovalon.com.

Contact:

Kim E. Collins
Senior Vice President, Corporate Communications
kcollins@inovalon.com
301-809-4000 x1473

Hulus Alpay
Vice President, Investor Relations
halpay@inovalon.com
301-809-4000 x1237